Exhibit 23.4

June 14, 2016

LightInTheBox Holding Co., Ltd.

Tower 2, Area D, Diantong Square

No. 7 Jiuxianqiao North Road

Chaoyang District, Beijing 100015

People’s Republic of China

Ladies and Gentlemen,

We hereby consent to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on June 14, 2016 (the “Registration Statement”)  under the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to the ordinary shares, par value $0.000067 per share, of LightInTheBox Holding Co., Ltd. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ TransAsia Lawyers

TransAsia Lawyers